UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2022

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 formatted in Inline XBRL:  See Exhibit 99.1

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01. Other Events.

On February 10, 2022 (the Grant Date), the Personnel and Compensation Committee of the Citigroup Inc. (Citi) Board of Directors (the Compensation Committee) approved incentive compensation awards for 2021 performance to Citi’s Chief Executive Officer (CEO) Jane Fraser.

In setting Ms. Fraser’s incentive compensation for 2021, the Compensation Committee considered the following:

●	Ms. Fraser’s tenure as CEO commenced on February 26, 2021. She has quickly worked to establish a clear set of priorities for Citi that are intended to increase shareholder value over time. These priorities are centered around Citi’s Transformation, Strategic Refresh, and Culture and Talent. Execution of this strategy is expected to generate excess capital, which Citi can then return to shareholders.
●	In April, Citi announced that it would exit 13 consumer markets in Asia, Europe and the Middle East and focus on wealth management and its institutional business in those regions. Similarly, Citi recently announced its intention to focus its franchise in Mexico on its Institutional and Private Bank clients
●	Consistent with those strategic actions, Citi is creating a new Personal Banking and Wealth Management (PBWM) operating segment. This is intended to align Citi’s organization and financial reporting with its refreshed strategy and to enable investors and others to better understand the performance of Citi’s businesses.
●	In parallel with the strategic actions noted above, Citi has been focused on meeting the expectations of its regulators to address the Consent Orders entered into with the Federal Reserve Board and the Office of the Comptroller of the Currency in October 2020. Citi’s plans to address the Consent Orders were submitted to both regulators in the third quarter of 2021, and Citi has been refining and executing on those plans.
●	Ms. Fraser has also put a renewed emphasis on Citi’s Environmental, Social and Governance practices. Most notably, she fulfilled a pledge she made on her first day as CEO of presenting an initial plan to achieve net zero greenhouse gas (GHG) emissions by 2050.

Citi’s 2021 financial performance highlights included:

●	Full year revenues of $71.9 billion, down 5% from 2020.
●	Net income for the full year of $22.0 billion, primarily reflecting an allowance for credit loss (ACL) release driven by continued improvement in both the macroeconomic environment and portfolio credit quality.
●	Full year earnings per share of $10.14.
●	The return of nearly $12 billion in capital to Citi’s common shareholders, and growth of its book value per share by 7% to $92.21. Citi ended the year with a Common Equity Tier 1 Capital (CET1) ratio of 12.3%, based on the Basel III Standardized Approach framework.

Underpinning the foregoing specific priorities, Ms. Fraser’s individual performance in respect of four performance pillars – Financial, Leadership, Client and Franchise, and Risk and Controls – her focus on establishing a culture of enhanced accountability and excellence across Citi, and competitive market levels of pay were considered by the Compensation Committee.

The Compensation Committee also increased the portion of Ms. Fraser’s incentive compensation that will be paid in Performance Share Units in 2021 from 35% to 50%.

The Compensation Committee determined that Ms. Fraser’s compensation for 2021 is $22.5 million, consisting of a base salary of $1.333 million and a total incentive award of $21.167 million. The base salary reflects amounts received at the annualized rate of $1.5 million for the 10 months of the year during which she was CEO. The total incentive award was delivered in a mix of cash, deferred stock awarded under Citi’s Capital Accumulation Program (CAP), and Performance Share Units (PSUs), as indicated in the following table:

CEO Compensation for 2021
Element	Form	Amount
Base Salary	Cash	$1.333 million
Cash Incentive	Cash (30% of total incentive award)	$6.350 million
Deferred Incentive	Deferred Stock (20% of total incentive award) Vests ratably over 4 years subject to performance conditions	$4.233 million
	Performance Share Units (50% of total incentive award) Vests based on equally weighted return on tangible common equity and tangible book value per share performance over 3 years	$10.584 million
Total		$22.500 million

Consistent with prior years, the number of shares of deferred stock granted for 2021 was determined by dividing the nominal amount awarded in deferred stock by the average of the closing prices of Citi common stock on the five business days immediately preceding the Grant Date ($66.532). The target number of PSUs was also determined by dividing the nominal amount awarded as PSUs by the same five-day average price.

Additional information regarding Citi’s incentive compensation programs, including an explanation of the material elements of the compensation for 2021 awarded to Ms. Fraser and the other named executive officers, will be presented in Citi’s 2022 Proxy Statement, which is expected to be filed with the U.S. Securities and Exchange Commission in March 2022.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Citigroup Inc. securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 as of the filing date.

101	See the cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: February 14, 2022
	By:	/s/ Brent McIntosh
Brent McIntosh
General Counsel & Corporate Secretary

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